Exhibit 10.2

January 22, 2017

Roger Ochs

c/o H.D. Vest

6333 State Hwy 161

Irving, TX 7503

Re:	Transition and Separation Agreement

Dear Roger:

This agreement (this “Agreement”) will confirm the details of your separation of employment from H.D. Vest, Inc. (the “Company”), on March 31, 2017 (the “Separation Date”).

1. Separation Date. Your separation of employment will be effective on the Separation Date, unless your employment ends earlier as provided in Section 4 below.

2. Duties Until Transition Date. From January 22, 2016 through February 28, 2017 (the “Transition Date”), you will continue to serve as Chief Executive Officer of the Company. Prior to the Transition Date, your duties (collectively, “Initial Transition Duties”) will include those set forth in your Second Amended and Restated Employment Agreement dated August 9, 2016 (“Employment Agreement”) plus the following:

(a) Preparing a comprehensive summary of the Company’s top 100 advisors, including your written commentary with respect to any known issues that may reasonably be expected to affect such advisors’ performance and/or willingness to remain associated with the Company;

(b) Conducting performance reviews for your direct reports for 2016;

(c) Identifying and detailing all ongoing projects and preparation of budget summaries for each such project;

(d) Preparing a detailed status update of the DOL initiative;

(e) Preparing a comprehensive calendar of key events and milestones in 2017 and 2018; and

(f) Providing Blucora, Inc. (“Blucora”) with all system sign-ons, passwords and security codes, and successfully transitioning all critical information regarding the Company to your successor.

3. Duties Following Transition Date. On the Transition Date, you will irrevocably resign, effective immediately, (a) as a member of the Board of Directors of HDV Holdings, Inc.

and its affiliates and subsidiaries (collectively, “HDV Entities”), (b) as an officer of the HDV Entities, including without limitation as the Chief Executive Officer of the Company, and (c) from all other positions held at the HDV Entities except as set forth in the next sentence. From the Transition Date through the Separation Date, you will serve as a transition adviser to your successor and your duties will include the following (the “Final Transition Duties”):

(a) Exercising your best efforts to arrange and personally accompany your successor and Scott Rawlins to meetings with each of the Company’s top 15 advisors and other top advisors to facilitate a smooth relationship transition to your successor and Scott Rawlins;

(b) Exercising your best efforts to transition your involvement with SIFMA and other industry groups to your successor and/or Scott Rawlins;

(c) Exercising your best efforts to introduce your successor to the Company’s principal regulators and facilitating a smooth relationship transition; and

(d) Providing such other transition assistance as your successor and/or Blucora’s Chief Executive Officer may reasonably request.

4. Compensation and Benefits. You will receive your normal salary and other benefits during the period beginning on the date of this letter and ending on the Separation Date. Your 2016 bonus shall be calculated and paid in accordance with Section 4.2 of your Employment Agreement.

5. Employment at Will; Early Termination; Termination Pay and Benefits. This Agreement is not a promise of continued employment through the Separation Date or for any other defined period of time and either you or the Company may end the employment relationship at any time prior to the Separation Date. If your employment terminates prior to the Separation Date, you will receive the termination pay and benefits due and owing per the terms of Section 5 of the Employment Agreement, in accordance with the nature of the termination and the applicable subsection of such agreement. If your employment terminates on the Separation Date and you have performed your Initial Transition Duties and Final Transition Duties (collectively, “Duties”), you will receive the termination pay and benefits set forth in subsection 5.2 of the Employment Agreement, subject to the terms and conditions set forth therein, including, but not limited to, the execution of a General Release (Exhibit A to your Employment Agreement). For the avoidance of doubt, a material and continued failure to perform your Duties during the Transition Period after notice to you of the failure will constitute Cause for termination under the Employment Agreement. Nothing in this letter agreement, including without limitation paragraphs 2 and 3, shall be construed to constitute “Good Reason” under your Employment Agreement.

6. Waiver of Claims. For good and valuable consideration, on behalf of yourself, and your agents, heirs, successors and assigns, you waive and release all claims against the Company (which for purposes of this release shall include all parents, affiliates, subsidiaries, officers, directors, stockholders, managers, employees, agents, investors, and representatives of the Company), whether known or unknown, which existed or may have existed at any time up to the Effective Date of this Agreement, including claims related in any way to your employment with the Company or the ending of that relationship. This release includes, but is not limited to, all claims for wages, bonuses, employment benefits, commissions, stock options, or damages of any kind whatsoever, arising under any legal theory, including tort, contract, discrimination, retaliation, harassment, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the 1992 Retaliatory Employment Discrimination Act, or any other legal limitation on or regulation of the employment relationship. You represent that, as of the Effective Date, you have not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court. Nothing in this Agreement shall (a) prevent you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this Agreement, you are waiving your rights to individual relief based on claims asserted in such a charge or complaint, or (b) preclude you or the Company from filing a lawsuit for the exclusive purpose of enforcing rights under this Agreement. This waiver and release shall neither waive, affect or modify your rights as a shareholder or as a stock option holder nor waive, affect or modify your rights, if any, under any promissory notes, rollover agreements, or deferred compensation or 401(k) plans. You represent and warrant that you are the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released by this paragraph and that you have not assigned, transferred, or disposed of the rights released in this paragraph in fact, by operation of law, or in any manner to any third party. You represent and warrant that you have the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained in this paragraph.

7. Review of Agreement; ADEA Waiver. You acknowledge that your waiver and release of any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), including any amendments, is knowing and voluntary. This waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as defined below). You acknowledge that you have been advised by this writing that (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days to consider this Agreement (although you may, by your own choice, execute this Agreement earlier; (c) you have seven (7) days following your execution of this Agreement to revoke the Agreement by providing written notice to the Company as provided below; and (d) this Agreement will not be effective until the expiration, without revocation, of the seven (7) day revocation period after the execution of this Agreement (the date of expiration of such seventh day being the “Effective Date”). Notwithstanding anything to the contrary elsewhere in this Agreement, none of the terms of this Agreement shall be enforceable until it is duly executed by all Parties. If you elect to revoke this Agreement, you must do so within the 7-day revocation period referenced above by providing written notice of your intent to revoke to: Mark Finkelstein, Chief Legal & Administrative Officer, Blucora, Inc., 10900 N.E. 8th Street, Suite 800, Bellevue, WA 98004, mark.finkelstein@blucora.com, with a copy to: James Sanders, Perkins Coie LLP, 1201 Third Avenue, 49th Floor, Seattle, WA 98101, jsanders@perkinscoie.com.

8. Employment Agreement Not Superseded. This Agreement supplements and does not supersede the Employment Agreement or any other agreement executed by you in connection with Blucora’s acquisition of the Company, each of which remain in effect. In the event of any conflict between this Agreement and the Employment Agreement, this Agreement shall control.

This Agreement has been executed by the parties below as of the date set forth below.

PROJECT BASEBALL SUB, INC.

By:	/s/ John S. Clendening
Name:	John S. Clendening
Title:	Chief Executive Officer

H.D. VEST, INC.

By:	/s/ Scott Rawlins
Name:	Scott Rawlins
Title:	President

READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS. CONSULT YOUR ATTORNEY BEFORE SIGNING IT.

I acknowledge that I have read this Agreement and that I understand and voluntarily accept its terms.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

/s/ Roger Ochs	Date: January 22, 2017
Roger Ochs

4